Exhibit 10.12

MANAGEMENT SERVICES AGREEMENT

MANAGEMENT SERVICES AGREEMENT (as amended, revised, supplemented or otherwise modified from time to time, this “Agreement”), dated as of December 16, 2024, by and between 1847 CMD INC., a Delaware corporation (the “Company”), and 1847 PARTNERS LLC, a Delaware limited liability company (the “Manager”). Each party hereto shall be referred to as, individually, a “Party” and, collectively, the “Parties.”

BACKGROUND

The Board of Directors of the Company has determined that it would be in the best interests of the Company to appoint the Manager to perform the Services (as such term is defined herein) and, therefore, the Company has agreed to appoint the Manager to perform the Services on the terms and subject to the conditions set forth herein. The Manager has agreed to act as Manager and to perform the Services on the terms and subject to the conditions set forth herein.

The Manager also acts as an external manager for 1847 Holdings LLC (the “Parent”), the Company’s parent entity, pursuant to the Management Services Agreement by and between the Manager and the Parent, dated as of April 15, 2013, as amended (the “Parent MSA”). This Agreement is an Offsetting Management Services Agreement as defined and referenced in the Parent MSA.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular; any reference to an “Article,” “Section” or an “Exhibit” refers to an Article, Section or an Exhibit, as the case may be, of this Agreement; and the words “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision:

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person or (ii) any officer, director, general member, member or trustee of such Person. For purposes of this definition, the terms “controlling,” “controlled by” or “under common control with” shall mean, with respect to any Persons, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least 50% of the directors, managers, general members, or Persons exercising similar authority with respect to such Person.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Board of Directors” means the Board of Directors of the Company or any committee thereof that has been duly authorized by the Board of Directors to make a decision on the matter in question or bind the Company as to the matter in question.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the City of New York are required, permitted or authorized, by applicable law or executive order, to be closed for regular banking business.

“Commencement Date” means the date of this Agreement.

“Company” has the meaning set forth in the preamble of this Agreement.

“Company Information” means any information concerning the Company or any of the Subsidiaries of the Company and their respective financial condition, business or operations that (i) relates to earnings, (ii) is competitively sensitive, (iii) relates to trade secrets, (iv) is proprietary or (v) is similar to any of the foregoing information.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Federal Securities Laws” means, collectively, the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder.

“Fiscal Quarter” means each fiscal quarter of the Company for purposes of the Parent’s reporting obligations under the Exchange Act.

“Fiscal Year” means each fiscal year of the Company for purposes of the Parent’s reporting obligations under the Exchange Act.

“GAAP” means generally accepted accounting principles in effect in the United States, consistently applied.

“Gross Income” has the meaning set forth in Section 61(a) of the Internal Revenue Code of 1986, as amended.

“Incur” means, with respect to any Indebtedness or other obligation of a Person, to create, issue, acquire (by conversion, exchange or otherwise), assume, suffer, guarantee or otherwise become liable in respect of such Indebtedness or other obligation.

“Indebtedness” means, with respect to any Person, (i) any liability for borrowed money, or under any reimbursement obligation relating to a letter of credit, (ii) all indebtedness (including bond, note, debenture, purchase money obligation or similar instrument) for the acquisition of any businesses, properties or assets of any kind (other than property, including inventory, and services purchased, trade payables, other expenses accruals and deferred compensation items arising in the Ordinary Course of Business), (iii) all obligations under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (iv) any liabilities of others described in the preceding clauses (i) to (iii) (inclusive) that such Person has guaranteed or for which such Person is otherwise legally obligated, and (without duplication) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (i) through (iv) above.

“Indemnified Parties” has the meaning set forth in Article IX hereof.

“Losses” has the meaning set forth in Article IX hereof.

“Management Fee” has the meaning set forth in Section 7.1(a) hereof.

“Management Fee Payment Date” means the first Business Day of each Fiscal Quarter or, in the case of the Fiscal Quarter in which this Agreement is terminated, the Termination Date.

“Manager” has the meaning set forth in the preamble of this Agreement.

“Non-Critical Services” means any Services other than the Services for which the Manager was engaged by the Company in light of the experience and expertise of the employees of the Manager.

“Ordinary Course of Business” means, with respect to any Person, an action taken by such Person if such action is (i) consistent with the past practices of such Person and is taken in the normal day-to-day business or operations of such Person and (ii) which is not required to be specifically authorized or approved by the board of directors of such Person.

“Parent” has the meaning set forth in the recitals to this Agreement.

“Parent Management Fee” has the meaning set forth in Section 7.1(a) hereof.

“Parent MSA” has the meaning set forth in the recitals to this Agreement.

“Party” and “Parties” have the meaning set forth in the preamble of this Agreement.

“Person” means any individual, company (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.

“Securities Act” means the Securities Act of 1933, as amended.

“Services” has the meaning set forth in Section 3.1(b) hereof.

“Subsidiary” means, with respect to any Person, any corporation, company, joint venture, limited liability company, association or other entity in which such Person owns, directly or indirectly, more than 50% of the outstanding voting equity securities or interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such entity.

“Termination Date” means the date upon which this Agreement is terminated pursuant Article VIII hereof.

ARTICLE II

APPOINTMENT OF THE MANAGER

Section 2.1 Appointment.

The Company hereby agrees to, and hereby does, appoint the Manager to perform the Services as set forth in Section 3.1 herein and in accordance with the terms and conditions of this Agreement

Section 2.2 Term.

The Manager shall provide Services to the Company from the Commencement Date until the termination of this Agreement in accordance with Article VIII hereof.

ARTICLE III

OBLIGATIONS OF THE PARTIES

Section 3.1 Obligations of the Manager

(a) Subject always to the oversight and supervision of the Board of Directors and the terms and conditions of this Agreement, the Manager shall during the term of this Agreement perform the Services as set forth in Section 3.1(b) below and comply with the operational objectives and business plans of the Company in existence from time to time. The Company shall promptly provide the Manager with all stated operational objectives and business plans of the Company approved by the Board of Directors and any other available information reasonably requested by the Manager.

(b) The Manager agrees and covenants that it shall perform, or cause to be performed, the following services hereunder (as may be modified from time to time pursuant to Section 3.3 hereof, the “Services”):

(i) conduct general and administrative supervision and oversight of the Company’s day-to-day business and operations, including, but not limited to, recruiting and hiring of personnel, administration of personnel and personnel benefits, development of administrative policies and procedures, establishment and management of banking services, managing and arranging for the maintaining of liability insurance, arranging for equipment rental, maintenance of all necessary permits and licenses, acquisition of any additional licenses and permits that become necessary, participation in risk management policies and procedures; and

(ii) oversee and consult with respect to the Company’s business and operational strategies, the implementation of such strategies and the evaluation of such strategies, including, but not limited to, strategies with respect to capital expenditure and expansion programs, acquisitions or dispositions and product or service lines.

(c) In connection with the performance of the Services under this Agreement, the Manager shall have all necessary power and authority to perform, or cause to be performed, such Services on behalf of the Company.

(d) In connection with the performance of its obligations under this Agreement, the Manager is not permitted to engage in any activities that would cause it to become an “investment adviser” as defined in Section 202(a)(11) of the Investment Advisers Act of 1940, as amended, or any successor provision thereto.

(e) While the Manager is providing the Services under this Agreement, the Manager shall also be permitted to provide services, including services similar to the Services covered hereby, to other Persons, including Affiliates of the Manager. This Agreement and the Manager's obligation to provide the Services under this Agreement shall not create an exclusive relationship between the Manager and its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other.

Section 3.2 Obligations of the Company

(a) The Company shall, and the Company shall cause its Subsidiaries to, do all things reasonably necessary on their part as requested by the Manager consistent with the terms of this Agreement to enable the Company to fulfill its obligations under this Agreement.

(b) The Company shall, and the Company shall cause its Subsidiaries to, take reasonable steps to ensure that:

(i) the officers and employees of the Company and its Subsidiaries, as the case may be, act in accordance with the terms of this Agreement and the reasonable directions of the Manager in fulfilling the Manager’s obligations hereunder and allowing the Manager to exercise its powers and rights hereunder and

(ii) the Company and its Subsidiaries provide to the Manager alt reports (including monthly management reports and all other relevant reports) that the Manager may reasonably require and on such dates as the Manager may reasonably require.

Section 3.3 Change of Services

(a) The Company and the Manager shall have the right at any time during the term of this Agreement to change the Services provided by the Manager and such changes shall in no way otherwise affect the rights or obligations of any Party hereunder.

(b) Any change in the Services shall be authorized in writing and evidenced by an amendment to this Agreement, as provided in Section 12.9 hereof. Unless otherwise agreed in writing, the provisions of this Agreement shall apply to all changes in the Services.

ARTICLE IV

POWERS OF THE MANAGER

Section 4.1 Powers of the Manager

(a) The Manager shall have no power to enter into any contract for or on behalf of the Company or otherwise subject it to any obligation, such power to be the sole right and obligation of the Company, acting through its Board of Directors and/or the Company’s officers.

(b) Subject to Section 4.2 and for purposes other than to delegate its duties and powers to perform the Services hereunder, the Manager shall have the power to engage any agents (including real estate agents and managing agents), valuers, contractors and advisors (including operational, accounting, financial, tax and legal advisors) that it deems necessary or desirable in connection with the performance of its obligations hereunder, which costs therefor shall be subject to reimbursement in accordance with Section 7.2 hereto.

Section 4.2 Delegation.

The Manager may delegate or appoint:

(a) any of its Affiliates as its agent, at its own cost and expense, to perform any or all of the Services hereunder; or

(b) any Person, whether or not an Affiliate of the Manager, as its agent, at its own cost and expense, to perform those Services hereunder which, in the sole discretion of the Manager, are Non-Critical Services; provided, however, that, in each case, the Manager shall not be relieved of any of its obligations or duties owed to the Company hereunder as a result of such delegation. The Manager shall be permitted to share Company Infom1ation with its appointed agents subject to appropriate, reasonable and customary confidentiality arrangements. For the avoidance of doubt, any reference to Manager herein shall include its delegates or appointees pursuant to this Section 4.2.

Section 4.3 Manager’s Obligations, Duties and Powers Exclusive.

The Company agrees that during the term of this Agreement, the obligations, duties and powers imposed on and granted to the Manager under Article III and this Article IV are to be performed or held exclusively by the Manager, subject to Section 4.2 hereof, and the Company shall not, either directly or indirectly, through its employees, Board of Directors or any other Person, as the case may be, perfo1m any of the Services except in circumstances where it is necessary to do so to comply with applicable law or as otherwise agreed by the Manager.

ARTICLE V

INSPECTION OF RECORDS

Section 5.1 Books and Records of the Company.

At all reasonable times and on reasonable notice, the Manager and any Person authorized by the Manager shall have access to, and the right to inspect, for any reasonable purpose, during the term of this Agreement and for a period of five (5) years after termination hereof, the books, records and data stored in computers and all documentation of the Company pertaining to all Services performed, or to be performed, by the Manager or the Management Fee paid, or to be paid, by the Company to the Manager, in each case, hereunder. There shall be no cost or expense charged by any Party to another Party pursuant to the exercise of any right under this Section 5.1.

Section 5.2 Books and Records of the Manager.

At all reasonable times and on reasonable notice, the Company and any Person authorized by the Company shall have access to, and the right to inspect the books, records and data stored in computers and all documentation of the Manager pertaining to all Services performed, or to be performed, by the Manager or the Management Fee paid, or to be paid, by the Company to the Manager, in each case, hereunder. There shall be no cost or expense charged by any Party to another Party pursuant to the exercise of any right under this Section 5.2.

ARTICLE VI

AUTHORITY OF THE COMPANY AND THE MANAGER

Each Party represents and warrants to the other that it is duly authorized with full power and authority to execute, deliver and perform its obligations and duties under this Agreement. The Company represents and warrants that the engagement of the Manager has been duly authorized by the Board of Directors and is in accordance with all governing documents of the Company.

ARTICLE VII

MANAGEMENT FEE; EXPENSES

Section 7.1 Management Fee

(a) Subject to the terms and conditions set forth in this Section 7.1, for the term of this Agreement, as payment to the Manager for performing Services hereunder during any Fiscal Quarter or any part thereof, the Company shall pay a quarterly management fee (the “Management Fee”) to the Manager on each Management Fee Payment Date for such Fiscal Quarter equal to the greater of $75,000 or 2% of Adjusted Net Assets (as defined in the Parent MSA) of the Company; provided, however, that (i) with respect to the Fiscal Quarter in which the Commencement Date occurs, the Management Fee with respect to such Fiscal Quarter or part thereof shall be equal to the product of (x) the Management Fee, multiplied by (y) a fraction, the numerator of which is the number of days from and including the Commencement Date to and including the last day of such Fiscal Quarter and the denominator of which is the number of days in such Fiscal Quarter, (ii) with respect to the Fiscal Quarter in which this Agreement is terminated, the Management Fee with respect to such Fiscal Quarter or part thereof shall be equal to the product of (x) the Management Fee, multiplied by (y) a fraction, the numerator of which is the number of days from and including the first day of such Fiscal Quarter to but excluding the date upon which this Agreement is terminated and the denominator of which is the number of days in such Fiscal Quarter, (iii) if the aggregate amount of Management Fees paid or to be paid by the Company, together with all other management fees paid or to be paid by all other Subsidiaries of the Parent to the Manager, in each case, with respect to any Fiscal Year exceeds, or is expected to exceed, 9.5% of the Parent’s Gross Income with respect to such Fiscal Year, then the Manager agrees that the Management Fee to be paid by the Company for any remaining Fiscal Quarters in such Fiscal Year shall be reduced, on a pro rata basis determined by reference to the management fees to be paid to the Manager by all of the Subsidiaries of the Parent, until the aggregate amount of the Management Fee paid or to be paid by the Company, together with all other management fees paid or to be paid by all other Subsidiaries of the Parent to the Manager, in each case, with respect to such Fiscal Year, does not exceed 9.5% of the Parent’s Gross Income with respect to such Fiscal Year, and (iv) if the aggregate amount the Management Fee paid or to be paid by the Company, together with all other management fees paid or to be paid by all other Subsidiaries of the Parent to the Manager, in each case, with respect to any Fiscal Quarter exceeds, or is expected to exceed, the aggregate amount of the management fee (before any adjustment thereto) calculated and payable under the Parent MSA (the “Parent Management Fee”) with respect to such Fiscal Quarter, then the Manager agrees that the Management Fee to be paid by the Company for such Fiscal Quarter shall be reduced, on a pro rata basis, until the aggregate amount of the Management Fee paid or to be paid by the Company, together with all other management fees paid or to be paid by all other Subsidiaries of the Parent to the Manager, in each case, with respect to such Fiscal Quarter, does not exceed the Parent Management Fee calculated and payable with respect to such Fiscal Quarter. The Management Fee shall be paid in U.S. dollars by wire transfer in immediately available funds to an account or accounts designated by the Manager from time to time.

(b) If the Company does not have sufficient liquid assets to timely pay the entire amount of the Management Fee due on any Management Fee Payment Date, the Company shall liquidate assets or Incur Indebtedness in order to pay such Management Fee in full on such Management Fee Payment Date; provided, however, that if the Management Fee due on any Management Fee Payment Date cannot be paid by the Company as the result of subordination provisions or other restrictions contained in financing or other agreements between the Company and its senior lenders or the senior lenders of any of its affiliates, then the Management Fee shall accrue and be paid as soon as the Company is able to pay the Management Fee without violation such subordination provision or other restrictions.

Section 7.2 Reimbursement of Expenses

(a) Subject to Section 7.2(b), the Company shall reimburse the Manager for all costs and expenses of the Company, including all out-of-pocket costs and expenses, that are actually Incurred by the Manager or its Affiliates on behalf of the Company in connection with performing Services hereunder, and all costs and expenses the reimbursement of which is specifically approved by the Board of Directors.

(b) Notwithstanding the foregoing or anything else to the contrary herein, neither the Company nor any Subsidiary of the Company shall be obligated or responsible for reimbursing or otherwise paying for any costs or expenses relating to the Manager's overhead or to the Manager’s conduct or maintenance of its business and operations as a provider of management services.

(c) Any such reimbursement shall be made upon demand by the Manager in U.S. dollars by wire transfer in immediately available funds to an account or accounts designated by the Manager from time to time.

ARTICLE VIII

TERMINATION; RESIGNATION AND REMOVAL OF THE MANAGER

Section 8.1 Resignation by the Manager.

The Manager may resign at any time upon sixty (60) days’ prior written notice to the Company, which right shall not be contingent upon the finding of a replacement manager. However, if the Manager resigns, until the date on which the resignation becomes effective, the Manager shall, upon request of the Board of Directors, use reasonable efforts to assist the Board of Directors to find a replacement manager at no cost and expense to the Company.

Section 8.2 Removal of the Manager.

The Manager may be removed by the Company at any time upon sixty (60) days’ prior written notice to the Manager, which right shall not be contingent upon the finding of a replacement manager, subject to the payment of a Termination Fee, as defined in Section 8.5 below

Section 8.3 Termination.

Subject to Section 12.4, this Agreement shall terminate upon the effective date of the resignation or removal of the Manager in accordance with Section 8.1 or Section 8.2 hereof.

Section 8.4 Directions.

After a written notice of termination has been given under this Article VIII, the Company may direct the Manager to undertake any actions necessary to transfer any aspect of the ownership or control of the assets of the Company to the Company or to any nominee of the Company and to do all other things necessary to bring the appointment of the Manager to an end, and the Manager shall comply with all such reasonable directions. 1n addition, the Manager shall, at the Company’s expense, deliver to any new manager or the Company any books or records held by the Manager under this Agreement and shall execute and deliver such instruments and do such things as may reasonably be required to permit new management of the Company to effectively assume its responsibilities.

Section 8.5 Payments Upon Termination.

(a) Notwithstanding anything in this Agreement to the contrary, the fees, costs and expenses payable to the Manager pursuant to Article VII hereof shall be payable to the Manager upon, and with respect to, the termination of this Agreement pursuant to this Article VIII. All payments made pursuant to this Section 8.5 shall be made in accordance with Article VII hereof.

(b) In the event that the Manager resigns in accordance with Section 8.1, the Company shall pay the accrued Management Fees and all costs and expenses of the Company that are incurred by the Manager, through the date of effectiveness of such resignation, payable on the effective date of the Manager’s resignation.

(c) In the event that the Manager is removed in accordance with Section 8.2, or this Agreement is otherwise terminated by the Company, the Company shall pay a termination fee to the Manager that is equal to three times (3x) the then current maximum annual Management Fee payable to the Manager hereunder (the “Termination Fee”) and all costs and expenses of the Company that are incurred by the Manager. Such Termination Fee and related costs and expenses are due and payable in full on the effective date of such removal or such termination. Any payments made pursuant to this Section 8.5 shall be made in U.S. dollars by wire transfer in immediately available funds to an account or accounts designated by the Manager.

ARTICLE IX

INDEMNITY

The Company shall indemnify, reimburse, defend and hold harmless the Manager and its Affiliates and their respective successors and permitted assigns, together with their respective employees, officers, members, managers, directors, agents and representatives (collectively the “Indemnified Parties”), from and against all losses (including lost profits), costs, damages, injuries, taxes, penalties, interests, expenses, obligations, claims and liabilities joint or severable) of any kind or nature whatsoever (collectively “Losses”) that are Incurred by such Indemnified Parties in connection with, relating to or arising out of (i) the breach of any term or condition of this Agreement, or (ii) the performance of any Services hereunder; provided, however, that the Company shall not be obligated to indemnify, reimburse, defend or hold harmless any Indemnified Party for any Losses Incurred, by such Indemnified Party in connection with, relating to or arising out of:

(a) a breach by such Indemnified Party of this Agreement;

(b) the gross negligence, willful misconduct, bad faith or reckless disregard of such Indemnified Party in the performance of any Services hereunder; or

(c)  fraudulent or dishonest acts of such Indemnified Party with respect to the Company or any of its Subsidiaries.

The rights of any Indemnified Party referred to above shall be in addition to any rights that such Indemnified Party shall otherwise have at law or in equity.

Without the prior written consent of the Company, no Indemnified Party shall settle, compromise or consent to the entry of any judgment in, or otherwise seek to terminate any, claim, action, proceeding or investigation in respect of which indemnification could be sought hereunder unless (a) such Indemnified Party indemnifies the Company from any liabilities arising out of such claim, action, proceeding or investigation, (b) such settlement, compromise or consent includes an unconditional release of the Company and Indemnified Party from all liability arising out of such claim, action, proceeding or investigation and (c) the parties involved agree that the terms of such settlement, compromise or consent shall remain confidential.

ARTICLE X

LIMITATION OF LIABILITY OF THE MANAGER

Section 10.1 Limitation of Liability.

The Manager shall not be liable for, and the Company shall not take, or permit to be taken, any action against the Manager to hold the Manager liable for, any error of judgment or mistake of law or for any loss suffered by the Company or its Subsidiaries (including, without limitation, by reason of the purchase, sale or retention of any security or assets) in connection with the performance of the Manager’s duties under this Agreement, except for a loss resulting from gross negligence, willful misconduct, bad faith or reckless disregard on the part of the Manager in the performance of its duties and obligations under this Agreement, or its fraudulent or dishonest acts with respect to the Company or any of its Subsidiaries.

Section 10.2 Reliance of Manager.

The Manager may take and may act and rely upon:

(a) the opinion or advice of legal counsel, which may be in-house counsel to the Company or the Manager, any U.S.-based law firm, or other legal counsel reasonably acceptable to the Board of Directors, in relation to the interpretation of this Agreement or any other document (whether statutory or otherwise) or generally in connection with the Company;

(b) advice, opinions, statements or information from bankers, accountants, auditors,

(c) valuation consultants and other Persons consulted by the Manager who are in each case believed by the Manager in good faith to be expert in relation to the matters upon which they are consulted; and

(d) any other document provided to the Manager in connection with the Company upon which it is reasonable for the Manager to rely.

The Manager shall not be liable for anything done, suffered or omitted by it in good faith in reliance upon such opinion, advice, statement, information or document.

ARTICLE XI

LEGAL ACTIONS

The Manager shall notify the Company promptly of any claim made by any third party in relation to the assets of the Company ai1d shall send to the Company any notice, claim, summons or writ served on the Manager concerning the Company.

The Manager shall not, without the prior written consent of the Board of Directors, purport to accept or admit any claims or liabilities of which it receives notification on behalf of the Company or make any settlement or compromise with any third party in respect of the Company.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Obligation of Good Faith; No Fiduciary Duties.

The Manager shall perform its duties under this Agreement in good faith and for the benefit of the Company. The relationship of the Manager to the Company is as an independent contractor and nothing in this Agreement shall be construed to impose on the Manager any express or implied fiduciary duties.

Section 12.2 Binding Effect.

This Agreement shall be binding upon, shall inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns.

Section 12.3 Compliance

(a) The Manager shall (and must ensure that each of its officers, agents and employees) comply with any law, including the Federal Securities Laws and the securities laws of any applicable jurisdiction, in each case, as in effect from time to time, to the extent that it concerns the functions of the Manager under this Agreement.

(b) The Manager shall maintain management systems, policies and internal controls and procedures that reasonably ensure that the Manager and its employees comply with the terms and conditions of this Agreement, as well as comply with the internal policies, controls and procedures established by the Company from time to time, including, without limitation, those relating to trading policies, conflicts of interest and similar corporate governance measures.

Section 12.4 Effect of Termination; Survival.

This Agreement shall be effective as of the date first above written and shall continue in full force and effect thereafter until termination hereof in accordance with Article VIII. The obligations of the Company set forth in Articles VII, VIII and IX and Sections 10.1, 12.5, 12.7, 12.8, 12.9, 12.17 and 12.20 hereof shall survive such termination of this Agreement, subject to applicable law.

Section 12.5 Notices.

Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given (a) five (5) Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile transmission, if receipt thereof is confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient and (d) two Business Days following deposit with a nationally recognized overnight courier service, in each case addressed as follows:

If to the Company, to:

1847 CMD INC.

4495 Delancey Drive

Las Vegas, NV 89103

Attn: Glyn Milburn

Facsimile:

If to the Manager, to:

c/o The 1847 Companies LLC

590 Madison Avenue, 21st Floor

New York, NY 10022

Attn: Ellery W. Roberts

Facsimile: 917-793-5950

with a copy (which shall not constitute notice) to:

Bevilacqua PLLC

1050 Connecticut Ave., Suite 500

Washington, DC 20036

Attn: Louis A. Bevilacqua

Email:

Facsimile: 202-869-0889

or to such other address or facsimile number as any such Party may, from time to time, designate in writing to all other Parties hereto, and any such communication shall be deemed to be given, made or served as of the date so delivered or, in the case of any communication delivered by mail, as of the date so received.

Section 12.6 Headings.

The headings in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

Section 12.7 Applicable Law.

This Agreement, the legal relations between and among the Parties and the adjudication and the enforcement thereof shall be governed by and interpreted and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

Section 12.8 Submission to Jurisdiction; Waiver of Jury Trial.

Subject to Section 12.20 hereof, each of the Parties hereby irrevocably acknowledges and agrees that any legal action or proceeding brought with respect to any of the obligations arising under or relating to this Agreement shall be brought only in the courts of the State of New York, County of New York or in the United States District Court for the Southern District of New York and each of the Parties hereby irrevocably submits to and accepts with regard to any such action or proceeding, for itself and in respect of its property, generally and unconditionally, the non- exclusive jurisdiction of the aforesaid courts. Each Party hereby further irrevocably waives any claim that any such courts lack jurisdiction over such Party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby brought in any of the aforesaid courts, that any such court lacks jurisdiction over such Party. Each Party irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party, at its address for notices set forth in Section 12.5 hereof, such service to become effective ten (10) days after such mailing. Each Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other documents contemplated hereby that service of process was in any way invalid or ineffective. The foregoing shall not limit the rights of any Party to serve process in any other manner permitted by applicable law. The foregoing consents to jurisdiction shall not constitute general consents to service of process in the State of New York for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective Parties.

Each of the Parties hereby waives any right it may have under the laws of any jurisdiction to commence by publication any legal action or proceeding with respect this Agreement. To the fullest extent permitted by applicable law, each of the Parties hereby irrevocably waives the objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement in any of the courts referred to in this Section 12.8 and hereby further irrevocably waives and agrees not to plead or claim that any such court is not a convenient forum for any such suit, action or proceeding.

The Parties agree that any judgment obtained by any Party or its successors or assigns in any action, suit or proceeding referred to above may, in the discretion of such Party (or its successors or assigns), be enforced in any jurisdiction, to the extent permitted by applicable law.

The Parties agree that the remedy at law for any breach of this Agreement may be inadequate and that should any dispute arise concerning any matter hereunder, this Agreement shall be enforceable in a court of equity by an injunction or a decree of specific performance. Such remedies shall, however, be cumulative and nonexclusive, and shall be in addition to any other remedies which the Parties may have.

Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation as between the Parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto. Each Party (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.8.

Section 12.9 Amendment; Waivers.

No term or condition of this Agreement may be amended, modified or waived without the prior written consent of the Party against whom such amendment, modification or waiver will be enforced.

Any waiver granted hereunder shall be deemed a specific waiver relating only to the specific event giving rise to such waiver and not as a general waiver of any term or condition hereof.

Section 12.10 Remedies to Prevailing Party.

If any action at law or equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

Section 12.11 Severability.

Each provision of this Agreement is intended to be severable from the others so that if, any provision or term hereof is illegal, invalid or unenforceable for any reason whatsoever, such illegality, invalidity or unenforceability shall not affect or impair the validity of the remaining provisions and terms hereof; provided, however, that the provisions governing payment of the Management Fee described in Article VII hereof are not severable.

Section 12.12 Benefits Only to Parties.

Nothing expressed by or mentioned in this Agreement is intended or shall be construed to give any Person, other than the Parties and their respective successors or permitted assigns and the Indemnified Parties, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained, terms Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns, and for the benefit of no other Person.

Section 12.13 Further Assurances.

Each Party hereto shall take any and all such actions, and execute and deliver such further agreements, consents, instruments and any other documents as may be necessary from time to time to give effect to the provisions and purposes of this Agreement.

Section 12.14 No Strict Construction.

The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 12.15 Entire Agreement.

This Agreement constitutes the sole and entire agreement of the Parties with regards to the subject matter of this Agreement. Any written or oral agreements, statements, promises, negotiations or representations not expressly set fo1ih in this Agreement are of no force and effect.

Section 12.16 Assignment.

This Agreement shall not be assignable by either party except by the Manager to any Person with which the Manager may merge or consolidate or to which the Manager transfers substantially all of its assets, and then only in the event that such assignee assumes all of the obligations to the Company and the Subsidiaries of the Company hereunder.

Section 12.17 Confidentiality

(a) The Manager shall not, and the Manager shall cause its Affiliates and their respective agents and representatives not to, at any time from and after the date of this Agreement, directly or indirectly, disclose or use any confidential or proprietary information, including Company Information, involving or relating to (x) the Company, including any information contained in the books and records of the Company and (y) the Subsidiaries of the Company, including any information contained in the books and records of any such Subsidiaries; provided, however, that disclosure and use of any information shall be permitted (i) with the prior written consent of the Company, (ii) as, and to the extent, expressly permitted by this Agreement or any other agreement between the Manager and the Company or any of the Company’s Subsidiaries (but only to the extent that such information relates to such Subsidiaries), (iii) as, and solely to the extent, necessary or required for the performance by the Manager, any of its Affiliates or its delegates, of any of their respective obligations under this Agreement, (iv) as, and to the extent, necessary or required in the operation of the Company's business or operations in the Ordinary Course of Business, (v) to the extent such information is generally available to, or known by, the public or otherwise has entered the public domain (other than as a result of disclosure in violation of this Section 12.17 by the Manager or any of its Affiliates), (vi) as, and to the extent, necessary or required by any governmental order, applicable law or any governmental authority, subject to Section 12.17(d), and (vii) as, and to the extent, necessary or required or reasonably appropriate in connection with the enforcement of any right or remedy relating to this Agreement or any other agreement between the Manager and the Company or any of the Company’s Subsidiaries.

(b) The Manager shall produce and implement policies and procedures that are reasonably designed to ensure compliance by the Manager’s directors, officers, employees, agents and representatives with the requirements of this Section 12.17.

(c) For the avoidance of doubt, confidential information includes business plans, financial information, operational information, strategic information, legal strategies or legal analysis, formulas, production processes, lists, names, research, marketing, sales information and any other information similar to any of the foregoing or serving a purpose similar to any of the foregoing with respect to the business or operations of the Company or any of its Subsidiaries. However, the Parties are not required to mark or otherwise designate information as “confidential or proprietary information,” “confidential” or “proprietary” in order to receive the benefits of this Section 12.17.

(d) In the event that the Manager is required by governmental order, applicable law or any governmental authority to disclose any confidential information of the Company or any of its Subsidiaries that is subject to the restrictions of this Section 12.17, the Manager shall (i) notify the Company or any of its Subsidiaries in writing as soon as possible, unless it is otherwise affirmatively prohibited by such governmental order, applicable law or such governmental authority from notifying the Company or any such Subsidiaries, as the case may be, (ii) cooperate with the Company or any such Subsidiaries to preserve the confidentiality of such confidential information consistent with the requirements of such governmental order, applicable law or such governmental authority and (iii) use its reasonable best efforts to limit any such disclosure to the minimum disclosure necessary or required to comply with such governmental order, applicable law or such governmental authority, in each case, at the cost and expense of the Company.

(e) Nothing in this Section 12.17 shall prohibit the Manager from keeping or maintaining any copies of any records, documents or other information that may contain information that is otherwise subject to the requirements of this Section 12.17, subject to its compliance with this Section 12.17.

(f) The Manager shall be responsible for any breach or violation of the requirements of this Section 12.17 by any of its agents or representatives.

Section 12.18 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

Section 12.19 Designation.

This Agreement is an “Offsetting Management Services Agreement” as such term is defined and used pursuant to the Parent MSA, and the Management Fee is an “Offsetting Management Fee” as such term is defined and used pursuant to the Parent MSA.

Section 12.20 Dispute Resolution.

All disputes arising out of this Agreement or relating to the performance of either Party of its obligations hereunder, which disputes the Parties are unable to resolve directly between themselves, shall be settled by arbitration in New York, New York (unless the Company and the Manager agree upon another location) before three arbitrators in accordance with the rules then in effect of the American Arbitration Association.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

1847 CMD INC.

By:	/s/ Glyn Milburn
Name:	Glyn Milburn
Title:	Chief Executive Officer

1847 PARTNERS LLC

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	Manager

[Signature Page to Management Services Agreement]